[CORUS BANKSHARES LOGO]
       3959 N. Lincoln Ave.
       Chicago, IL 60613
       (773) 549-7100
       www.corusbank.com
       MEMBER FDIC
                                               NEWS RELEASE

   FOR IMMEDIATE RELEASE                                   FOR MORE INFORMATION:
   OCTOBER 20, 2003                                                   Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                            CORUS BANKSHARES REPORTS
                             THIRD QUARTER EARNINGS

   Chicago, Illinois -- Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2003 third quarter earnings of $16.2 million, or $1.12 per diluted share, compared to $14.5 million, or $1.01 per diluted share, in the third quarter of 2002. Year-to-date, earnings are $41.3 million, or $2.94 per diluted share versus $38.8 million or $2.71 per diluted share in the prior year.

   "I couldn't be more pleased with our results," said Robert J. Glickman, President and Chief Executive Officer. "Net income is up, net interest margins are up, commercial real estate loans are up, nonperforming loans continue to be at very low levels and charge-off's are minimal. We believe these positive results are a direct reflection of the business model we have implemented combined with the strength of our employee commitment and effort.

   Before I elaborate on some of our underlying accomplishments, I would like to present you with another way of looking at our earnings growth. While growth in pre-tax earnings, as presented in accordance with Generally Accepted Accounting Principles ("GAAP"), is quite respectable, 12% for the quarter and 7% year-to-date, there are two items in particular that I believe make it difficult to understand our core operations. First, securities gains, which we describe in greater detail later in this report, can fluctuate dramatically and thus confuse an analysis of our core operations. Second, the mark-to-market adjustments associated with the liability for the Commercial Loan Officer Commission Program (the "CLO Commission Program") result in earnings fluctuations even though there is no cash expenditure associated with the adjustments nor is this GAAP expense recognized by the IRS as an expense on our current tax returns.

   The table on the following page shows what our earnings would look like, excluding the impact of both securities gains and the mark-to-market adjustments associated with the CLO Commission Program. Adjusting for these items, pre-tax third quarter adjusted earnings grew by 34% compared to 2002. Year-to-date, pre-tax adjusted earnings grew by 21%, compared to last year. These are outstanding growth rates and, I believe, much more clearly reflect the strength of our core business.


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

                                            Net Income - Adjusted
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                             Third Quarter                          Year-to-date
                                             ---------------------------           ---------------------------
                                                2003            2002                  2003            2002
                                             ---------------------------           ---------------------------
Net Income Pre-Tax - GAAP                        $24,322        $21,806                $62,047        $58,192
  % Change                                           12%                                    7%

Securities Gains Eliminated                       (1,634)        (3,965)                (2,299)        (7,294)
CLO Mark-to-Market Eliminated                        868           (261)                 1,594           (197)

                                             ---------------------------           ---------------------------
Net Income Pre-Tax - Adjusted                    $23,556        $17,580                $61,342        $50,701
                                             ===========================           ===========================
  % Change                                           34%                                   21%



   This year we have seen tremendous growth in our commercial real estate loan portfolio. This is clearly the growth engine of our company. In just nine months, loans outstanding have grown by 31% to over $2 billion, a record level for us, with the total including unfunded commitments of $3.3 billion, also a record. Furthermore, with loan originations in the fourth quarter expected to exceed $500 million, we will most likely see these amounts increase by year end.

   In spite of our tremendous loan growth, we continue to maintain a very low level of nonperforming loans and have just completed our 15th straight quarter of zero commercial real estate loan charge-off's. Finally, as always, we keep a close eye on our costs. Our year-to-date efficiency ratio of 38.7% is among the best in the banking industry."

   Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

   This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

            * the general state of the economy and, together with all aspects of
              Corus' business that are affected by changes in the economy, the impact that low rates have on Corus' net interest margin;

            * Corus' ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

[CORUS BANKSHARES LOGO]


            * Corus' ability to access cost-effective funding to fund marginal loan growth;

            * changes in management's estimate of the adequacy of the allowance for loan losses;

            * changes in the overall mix of Corus' loan and deposit products;

            * the impact of competitors' pricing initiatives on loan and deposit products; and

            * the extent of defaults and losses given default, and the resulting lost interest income from such defaults.

     Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2002 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.


                                     # # #

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
SUMMARY FINANCIAL DATA (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                       2003             2002                 2001
------------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED SEPTEMBER 30:
    Net income                                                                $       16,154    $       14,490    $       11,908
    Basic earnings per share                                                            1.15              1.02              0.84
    Diluted earnings per share                                                          1.12              1.01              0.83
    Average earning assets                                                         2,978,074         2,548,766         2,655,171
    Net interest income (fully taxable equivalent)                                    33,165            24,774            27,228
    Noninterest income (without securities gains/losses)                               3,612             4,725             3,434
    Net operating revenue (1)                                                         36,777            29,499            30,662
    Cash dividends declared per common share                                           0.500             0.160             0.155
    Net interest margin (fully taxable equivalent)                                      4.45%             3.89%             4.10%
    Return on equity (ROE)                                                              12.6%             12.2%             11.0%
    Return on assets (ROA)                                                               2.1%              2.2%              1.7%
    Efficiency ratio (2)                                                                36.8%             37.8%             44.5%

FOR THE NINE MONTHS ENDED SEPTEMBER 30:
    Net income                                                                $       41,307    $       38,781    $       40,852
    Basic earnings per share                                                            2.94              2.74              2.89
    Diluted earnings per share                                                          2.88              2.71              2.85
    Average earning assets                                                         2,714,714         2,552,298         2,572,771
    Net interest income (fully taxable equivalent)                                    89,117            75,473            85,584
    Noninterest income (without securities gains/losses)                              10,926            12,020            14,976
    Net operating revenue (1)                                                        100,043            87,493           100,560
    Cash dividends declared per common share                                           1.160             0.475             0.460
    Net interest margin (fully taxable equivalent)                                      4.38%             3.94%             4.44%
    Return on equity (ROE)                                                              11.1%             11.1%             13.0%
    Return on assets (ROA)                                                               2.0%              2.0%              2.0%
    Efficiency ratio (2)(3)                                                             38.7%             40.2%             40.7%

ASSET QUALITY AT SEPTEMBER 30:
    Nonperforming loans (NPLs)                                                        20,298    $       10,463    $        6,378
    Other real estate owned                                                              282               916               334
    Total nonperforming assets                                                        20,580            11,379             6,712
    NPLs / Total loans                                                                  0.93%             0.66%             0.39%
    Allowance for loan losses                                                         36,145            36,740            40,953
    Allowance for loan losses / NPLs                                                   178.1%            351.1%            642.1%
    Allowance for loan losses / Total loans                                              1.7%              2.3%              2.5%

CAPITAL RATIOS AT SEPTEMBER 30:
    Leverage (Tier 1 capital to quarterly average assets)                              18.68%            16.94%            14.66%
    Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)                 17.65%            18.08%            17.58%
    Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)           19.77%            20.09%            19.93%
    Common equity to total assets                                                      15.55%            17.99%            15.99%

COMMON STOCK DATA AT SEPTEMBER 30:
    Market price per common share                                             $        53.48    $        43.81    $        44.95
    Common shareholders' equity per share                                              36.92             33.17             30.62
    Shares outstanding at end of period                                               14,041            14,128            14,158

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(2)  Noninterest expense, less goodwill divided by net operating revenue.

(3) Nine months ended September 30, 2001 excludes gain on sale of student loans.

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[CORUS BANKSHARES LOGO]

CONDENSED CONSOLIDATED BALANCE SHEETS                                      (Unaudited)                                (Unaudited)
----------------------------------------------------------------------------------------------------------------------------------
                                                                          SEPTEMBER 30          December 31           September 30
(Dollars in thousands)                                                        2003                  2002                 2002
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing                            $    59,580           $    61,560           $    78,206
Federal funds sold                                                            752,200               370,100               490,000
Securities:
      Available-for-sale, at fair value
          Common stocks at the Bank Holding Company                           164,519               147,845               141,645
          Other securities                                                    144,867               272,799               280,149
      Held-to-maturity, at amortized cost                                       6,597                 6,687                 6,730
----------------------------------------------------------------------------------------------------------------------------------
          Total Securities                                                    315,983               427,331               428,524
Loans, net of unearned discount                                             2,185,711             1,741,969             1,587,997
      Less: Allowance for loan losses                                          36,145                36,629                36,740
----------------------------------------------------------------------------------------------------------------------------------
          Net Loans                                                         2,149,566             1,705,340             1,551,257
Premises and equipment, net                                                    26,885                28,320                29,325
Accrued interest receivable and other assets                                   25,830                19,876                22,537
Goodwill, net of accumulated amortization                                       4,523                 4,523                 4,523
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              $ 3,334,567           $ 2,617,050           $ 2,604,372
==================================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                                                 $   229,804           $   216,551           $   224,926
      Interest-bearing                                                      2,414,977             1,843,222             1,828,305
----------------------------------------------------------------------------------------------------------------------------------
          Total Deposits                                                    2,644,781             2,059,773             2,053,231
Long-term debt - trust preferred securities                                    92,500                     -                     -
Other borrowings                                                               36,547                48,110                51,698
Accrued interest payable and other liabilities                                 42,322                27,126                30,834
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                           2,816,150             2,135,009             2,135,763

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                                   471,868               448,562               438,974
Net unrealized gains on available-for-sale securities                          46,549                33,479                29,635
----------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                    518,417               482,041               468,609
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 3,334,567           $ 2,617,050           $ 2,604,372
==================================================================================================================================

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
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                                 THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                    SEPTEMBER 30                          SEPTEMBER 30
                                                        -------------------------------------------------------------------------
(Dollars in thousands, except per share data)                    2003                2002                2003             2002
---------------------------------------------------------------------------------------------------------------------------------
Interest, loan fees, and dividend income                        $ 43,887            $ 38,029           $121,064         $115,875
Interest expense                                                  11,260              13,752             33,511           41,865
---------------------------------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME                                         32,627              24,277             87,553           74,010
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                              -                   -                  -                -
=================================================================================================================================
      NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                               32,627              24,277             87,553           74,010
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
      Service charges on deposit accounts                          2,973               3,034              8,895            9,005
      Securities gains/(losses), net                               1,634               3,965              2,299            7,294
      Other income                                                   639               1,691              2,031            3,015
---------------------------------------------------------------------------------------------------------------------------------
          Total noninterest income                                 5,246               8,690             13,225           19,314
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
      Salaries and employee benefits                               9,106               6,827             25,472           22,102
      Net occupancy                                                1,113                 977              3,132            2,913
      Data processing                                                679                 620              1,999            1,812
      Depreciation - furniture & equipment                           404                 598              1,174            1,433
      Other expenses                                               2,249               2,139              6,954            6,872
---------------------------------------------------------------------------------------------------------------------------------
          Total noninterest expense                               13,551              11,161             38,731           35,132
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        24,322              21,806             62,047           58,192
Income tax expense                                                 8,168               7,316             20,740           19,411
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                      $ 16,154            $ 14,490           $ 41,307         $ 38,781
=================================================================================================================================

EARNINGS PER COMMON SHARE:
      Basic                                                     $   1.15            $   1.02           $   2.94         $   2.74
      Diluted                                                   $   1.12            $   1.01           $   2.88         $   2.71

WEIGHTED AVERAGE COMMON AND COMMON
      EQUIVALENT SHARES OUTSTANDING                               14,385              14,290             14,363           14,306
=================================================================================================================================

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
AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           THREE MONTHS ENDED SEPTEMBER 30
                                                  ---------------------------------------------------------------------------------
                                                                     2003                                       2002
                                                  ---------------------------------------------------------------------------------
                                                                                AVERAGE                                    AVERAGE
                                                     AVERAGE        INTEREST     YIELD/          AVERAGE       INTEREST     YIELD/
(Dollars in thousands)                               BALANCE        AND FEES      COST           BALANCE       AND FEES      COST
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets:
   Liquidity management assets (1)                  $   717,572     $  2,920      1.63%        $   758,051     $  4,970      2.62%
   Common stocks at the Bank Holding Company (2)        164,637        1,860      4.52%            161,490        1,678      4.16%
   Loans, net of unearned income (3)                  2,095,865       39,645      7.57%          1,629,225       31,878      7.83%
-----------------------------------------------------------------------------               ----------------------------
      Total earning assets                            2,978,074       44,425      5.97%          2,548,766       38,526      6.05%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing          77,292                                     70,905
   Allowance for loan losses                            (35,990)                                   (40,151)
   Premises and equipment, net                           27,130                                     28,843
   Other assets, including goodwill                      28,530                                     26,105
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                  $ 3,075,036                                $ 2,634,468
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                            $   967,965     $  3,806      1.57%          $ 888,820     $  4,862      2.19%
   Retail certificates of deposit                       422,518        2,473      2.34%            413,884        3,614      3.49%
   Brokered certificates of deposit                     427,321        3,490      3.27%            259,070        4,063      6.27%
   Savings deposits                                     168,727          211      0.50%            159,009          599      1.51%
   NOW deposits                                         198,783          436      0.88%            120,679          162      0.54%
-----------------------------------------------------------------------------               ----------------------------
      Total interest-bearing deposits                 2,185,314       10,416      1.91%          1,841,462       13,300      2.89%

   Long-term debt - trust preferred securities           54,348          577      4.25%                 -            -        -  %
   Other borrowings                                      40,418          267      2.64%             51,586          452      3.50%
-----------------------------------------------------------------------------               ----------------------------
      Total interest-bearing liabilities              2,280,080       11,260      1.98%          1,893,048       13,752      2.91%
Noninterest-bearing liabilities and shareholders'
  equity:
   Noninterest-bearing deposits                         240,759                                    231,161
   Other liabilities                                     42,143                                     35,092
   Shareholders' equity                                 512,054                                    475,167
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity     $ 3,075,036                                $ 2,634,468
===================================================================================================================================

Interest income and loan fees/average earning
  assets                                            $ 2,978,074     $ 44,425      5.97%        $ 2,548,766     $ 38,526      6.05%
Interest expense/average interest-bearing
  liabilities                                       $ 2,280,080       11,260      1.98%        $ 1,893,048       13,752      2.91%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                 $ 33,165      3.99%                        $ 24,774      3.14%
===================================================================================================================================

Net interest margin                                                               4.45%                                      3.89%
===================================================================================================================================

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $9,000 for both 2003 and 2002.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $509,000 and $459,000 for 2003 and 2002, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $20,000 and $29,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

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
AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          NINE MONTHS ENDED SEPTEMBER 30
                                                 ----------------------------------------------------------------------------------
                                                                     2003                                       2002
                                                 ----------------------------------------------------------------------------------
                                                                               AVERAGE                                    AVERAGE
                                                    AVERAGE        INTEREST     YIELD/          AVERAGE       INTEREST     YIELD/
(Dollars in thousands)                              BALANCE        AND FEES      COST           BALANCE       AND FEES      COST
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets:
   Liquidity management assets (1)                   $   658,545    $   9,645      1.95%        $   789,762    $  15,681      2.65%
   Common stocks at the Bank Holding Company (2)         153,262        5,380      4.68%            165,854        4,908      3.95%
   Loans, net of unearned income (3)                   1,902,907      107,603      7.54%          1,596,682       96,749      8.08%
------------------------------------------------------------------------------               ----------------------------
      Total earning assets                             2,714,714      122,628      6.02%          2,552,298      117,338      6.13%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing           75,115                                     75,914
   Allowance for loan losses                             (36,147)                                   (40,310)
   Premises and equipment, net                            27,661                                     28,977
   Other assets, including goodwill                       26,101                                     25,079
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                   $ 2,807,444                                $ 2,641,958
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                             $   932,518    $  11,666      1.67%        $   889,804    $  13,644      2.04%
   Retail certificates of deposit                        403,391        8,005      2.65%            413,625       11,575      3.73%
   Brokered certificates of deposit                      320,129       10,601      4.42%            283,587       13,081      6.15%
   Savings deposits                                      166,716          980      0.78%            155,667        1,738      1.49%
   NOW deposits                                          161,518          756      0.62%            118,238          447      0.50%
------------------------------------------------------------------------------               ----------------------------
      Total interest-bearing deposits                  1,984,272       32,008      2.15%          1,860,921       40,485      2.90%

   Long-term debt - trust preferred securities            19,332          609      4.20%                -            -          - %
   Other borrowings                                       41,786          894      2.85%             52,478        1,380      3.51%
------------------------------------------------------------------------------               ----------------------------
      Total interest-bearing liabilities               2,045,390       33,511      2.18%          1,913,399       41,865      2.92%
Noninterest-bearing liabilities and shareholders'
  equity:
   Noninterest-bearing deposits                          229,049                                    225,430
   Other liabilities                                      36,592                                     38,042
   Shareholders' equity                                  496,413                                    465,087
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity      $ 2,807,444                                $ 2,641,958
===================================================================================================================================

Interest income and loan fees/average earning
  assets                                             $ 2,714,714    $ 122,628      6.02%        $ 2,552,298    $ 117,338      6.13%
Interest expense/average interest-bearing
  liabilities                                        $ 2,045,390       33,511      2.18%        $ 1,913,399       41,865      2.92%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                 $  89,117      3.84%                       $  75,473      3.21%
===================================================================================================================================

Net interest margin                                                                4.38%                                      3.94%
===================================================================================================================================

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $26,000 and $27,000 for 2003 and 2002, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $1.5 million and $1.3 million for 2003 and 2002, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $66,000 and $93,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

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NET INTEREST INCOME

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and nine months ended September 30, 2003, Corus' net interest margin increased by 56 and 44 basis points to 4.45% and 4.38%, respectively, compared to the prior year. These increases were achieved in spite of the fact that the Federal Reserve cut interest rates twice, for a combined 75 basis points, from the third quarter of 2002 to the third quarter of 2003. Corus was able to increase its net interest margin, versus comparable 2002 periods, due to strong loan growth which was initially funded by redeploying assets previously held in lower yielding investments. Growth in the most recent quarter was funded primarily through additional brokered CDs (see Funding/Liquidity section). Loans are, of course, Corus' highest yielding asset.

Another factor affecting yields is the impact of loan fees recognized during the period. As we have stated in previous quarters, loan fee income is a normal part of our business. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. Income recognition associated with these fees is relatively predictable and tends to increase as the overall level of loans increase. Other types of fees, on the other hand, such as those associated with the prepayment of loans or a contingent fee arrangement are less predictable and can result in earnings spikes since recognition of the income is not deferred, but rather recorded when received. Importantly, these fees are as much a part of Corus' business as points, they are simply accounted for differently due to their unpredictable nature. For the three and nine months ended September 30, 2003, loan fees totaled $7.8 million and $21.4 million, respectively, compared to loan fees of $4.9 million and $15.6 million, respectively, for the prior year periods. This growth in fees during 2003, over 2002, is driven by our continued growth in total loans, especially commercial real estate loans, which generate virtually all of the loan fees.

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[CORUS BANKSHARES LOGO]

NONINTEREST INCOME

For the three and nine months ended September 30, 2003, noninterest income decreased by $3.4 million and $6.1 million, respectively compared to the prior year. The decreases mainly resulted from lower net securities gains, as described below. Other income also decreased due to a one-time $1 million payment in the third quarter of 2002 related to the sale of Corus' Trust and Investment Management business in October 2000. Service charges on deposit accounts were essentially flat compared to the prior year.

Securities Gains/(Losses), net

For the three and nine months ended September 30, 2003, Corus recorded net securities gains of $1.6 million and $2.3 million, respectively, compared to $4.0 million and $7.3 million of net gains in the same periods of 2002. The following details the net securities gains/(losses) by source:


                                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                           SEPTEMBER 30                   SEPTEMBER 30
                                                                      ---------------------         ---------------------
(Dollars in thousands)                                                  2003          2002            2003          2002
                                                                      ---------------------         ---------------------
   Gains on common stocks at Bank Holding Company                     $ 2,759        $    -         $10,074        $  951
   Charge for "other than temporary" impairment                             -             -          (8,962)            -
   Sales of securities at subsidiary bank                                 (56)        3,604            (389)        3,187
   Mark-to-market adjustments on non-hedge derivatives                 (1,069)          361            1,576        3,156
                                                                      ---------------------         ---------------------
Total securities gains/(losses), net                                  $ 1,634        $3,965         $  2,299       $7,294
                                                                      =====================         =====================


Gains on common stocks at Bank Holding Company

Gains on common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Bank Holding Company (see Common Stock Portfolio section for additional details). For the first nine months of 2003, Corus recognized gains totaling $10.1 million compared to $951,000 for the same period of 2002. The 2003 gains reflect both a $7.3 million gain from the actual sale of securities in the first quarter as well as a gain of $2.8 million in the third quarter resulting from two stock-for-stock acquisition transactions relating to investments held by Corus. These transactions, while not taxable until the stock is sold, result in a book gain equal to the difference between the value received in the stock of the acquirer as compared to Corus' cost basis in the acquired company's stock.

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[CORUS BANKSHARES LOGO]

Charge for "other than temporary" impairment

In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59 ("SAB 59").

As background, accounting rules require that investments be categorized as trading, held-to-maturity ("HTM"), or available-for-sale ("AFS"). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the "positive intent and ability to hold" to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Bank Holding Company are classified and accounted for as AFS securities.

The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company's financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities, unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income. These changes in market value are not reflected in the income statement.

An exception to the above guidelines arises when unrealized losses are determined to be "other than temporary" ("OTT"). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus' general practice for

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[CORUS BANKSHARES LOGO]

marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as "other than temporary" losses in the income statement, the reality is stock prices -- for even the finest and best-managed companies -- rise and fall, sometimes over very extended periods of time (such "extended" periods of times can easily be multiples of a six month timeframe). The fact that a company's shares fall in value for a period as short as six months is neither overly concerning to us nor any reasonable indicator of how the stock may fare in the future. This is particularly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work.

Lastly, while we are required to report securities losses from these "other than temporary" declines in value, we are not allowed to report securities gains when those same securities recover in value. Case in point, as of September 30, 2003, $4.9 million of the previously charged-off $9.0 million, has been recovered as the prices of the associated common stocks have risen. Unfortunately, while Corus was required to record the $9.0 million charge as a reduction to income, the recovery does not receive the same accounting treatment, but must instead be recorded as an unrealized gain (as Other Comprehensive Income in Shareholders' Equity) and not recognized in income until the security is ultimately sold. Unfortunately, this is another accounting `disconnect' that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives

Finally, for the three and nine months ended September 30, 2003, the Bank recorded a loss of $1.1 million and a gain of $1.6 million, respectively, from what we refer to as mark-to-market adjustments on non-hedge derivatives. Compared to the prior year, this represents declines of approximately $1.4 million for the quarter and $1.6 million year-to-date. Due to their unusual nature, the basis for these gains/(losses) requires additional explanation.

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[CORUS BANKSHARES LOGO]

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate or vice versa) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if a derivative is "paired-off" against specific assets and/or liabilities and also passes an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivative effectively does not need to be reflected on the company's income statement. Such derivatives are afforded what is termed "hedge accounting" treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk -- that is, regardless of the accounting treatment the basis swaps are economic hedges -- they do not qualify for hedge accounting treatment and thus changes in the market value of these instruments must be reflected on our income statement as securities gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

Since Corus' basis swaps do not qualify for hedge accounting treatment, periodic changes in their market value will appear as securities gains/(losses) on the Company's income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time would be temporary as they would ultimately reverse, such that the cumulative gains and losses over the life of a basis swap would sum to zero. However in the event that Corus sells any basis swaps prior to maturity, the cumulative gains or losses would not reverse.

As of September 30, 2003, Corus has recorded net cumulative gains of $6.6 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of basis swaps vary both in notional amounts and maturities, they will all have matured by 2008. This means that absent any sales of existing swaps, the previously recognized $6.6 million of securities gains will "reverse" in the form of $6.6 million of securities losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

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NONINTEREST EXPENSE

For the three and nine months ended September 30, 2003, noninterest expense increased by $2.4 million, and $3.6 million, respectively, compared to the prior year, predominantly due to rises in salaries and benefits expense. The increases resulted from two specific items. First, officer bonus accruals increased by $1.1 million and $1.8 million for the three and nine months ended September 30, 2003, respectively, compared to 2002. Corus' commercial loan officers are compensated primarily on a commission basis so strong loan growth naturally results in increased compensation. Second, the mark-to-market adjustments associated with the Commercial Loan Officer Commission Program ("the CLO Commission Program") increased compared to the prior year. The CLO Commission Program is discussed in greater detail below.

The CLO Commission Program is a compensation plan whereby commissions may be earned each year with a portion paid currently and the remainder deferred for up to 10 years (note that both the paid and deferred amounts are expensed in that year). The deferred portion can be invested, at each participant's option, in among other instruments, Corus common stock. The number of shares deferred is determined by dividing the commission amount by an average stock price, as defined in the plan document. To the extent that commissions are deferred in Corus stock, the Company repurchases an equal number of shares in the open market. In this way, the Company has effectively "hedged" itself against changes in the value of the stock between the deferral date and the ultimate delivery date. Ideally, this should be the end of the story until the shares are ultimately released at the end of the deferral period.

However, as described more completely in the plan document, the deferred amounts are subject to loss under certain circumstances. As a result, actual amounts due to the employees are not known until the end of the deferral period and as such the CLO Commission Program must be accounted for under what is known as "variable plan accounting" rules. Under these rules, the Company is required to record an adjustment to income based on changes in the market value of the deferred stock. Therefore even though the Company has clearly purchased, and is essentially holding in "inventory", the shares required to satisfy its obligation to the employees, changes in the liability to the employees, as defined by changes in the market value of the deferred stock, must be recorded as either expense or income. In other words, if the price of Corus stock rises, the Company must record additional compensation expense and if the price falls, a reduction to compensation expense is recorded. We refer to this as the CLO Commission Program mark-to-market adjustment. It is important to note these adjustments carry no current tax payment or cash flow implications.

[CORUS BANKSHARES LOGO]


During the third quarter of 2003, the market price of Corus stock increased and as a result, additional compensation expense of $868,000 was recorded. By comparison, during the third quarter of 2002, Corus' stock price declined slightly resulting in a reduction to expense of $261,000, a fluctuation of $1.1 million. On a year-to-date basis, the CLO Commission Program mark-to-market adjustment resulted in additional expense of $1.6 million in 2003, and a reduction to expense of $197,000 in 2002, resulting in a difference of $1.8 million.

[CORUS BANKSHARES LOGO]


COMMON STOCK PORTFOLIO

At September 30, 2003, Corus had investments in the common stocks of 29 financial industry companies with a current market value totaling $164.5 million, including net unrealized gains of $68.9 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings, by market value, as of September 30, 2003:


                                                  TICKER                            MARKET         PERCENTAGE OF
CORPORATION                                       SYMBOL         SHARES HELD         VALUE           PORTFOLIO
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

   Comerica Inc.                                    CMA              339,300         $15,811             9.6%
   FleetBoston Financial Corp.                      FBF              423,960          12,782             7.8
   JP Morgan Chase & Co.                            JPM              319,100          10,955             6.7
   MAF Bancorp Inc.                                MAFB              281,550          10,755             6.5
   Charter One Financial Inc.                       CF               338,536          10,359             6.3
   Citigroup Inc.                                    C               225,000          10,240             6.2
   Amsouth Bancorporation                           ASO              466,015           9,889             6.0
   Wachovia Corp.                                   WB               223,840           9,220             5.6
   Bank of America Corp.                            BAC               99,873           7,794             4.7
   Merrill Lynch & Co. Inc.                         MER              132,000           7,066             4.3
   US Bancorp                                       USB              268,870           6,450             3.9
   South Trust Corp.                               SOTR              195,900           5,752             3.5
   Bank One Corp.                                   ONE              137,700           5,322             3.2
   Union Planters Corp.                             UPC              143,554           4,542             2.8
   Morgan Stanley Dean Witter & Co.                 MWD               82,000           4,138             2.5
   Compass Bancshares Inc.                         CBSS              108,750           3,774             2.3
   Amcore Financial Inc.                           AMFI              142,500           3,585             2.2
   Hibernia Corp.                                   HIB              154,200           3,124             1.9
   Associated Banc Corp.                           ASBC               80,786           3,061             1.9
   Mellon Financial Corp.                           MEL              100,000           3,014             1.8
   Bank of New York Co. Inc.                        BK               100,000           2,911             1.8
   Suntrust Banks Inc.                              STI               48,000           2,898             1.8
   Banknorth Group Inc.                             BNK               90,000           2,540             1.6
   Mercantile Bankshares Corp.                     MRBK               58,500           2,340             1.4
   National City Corp.                              NCC               74,520           2,195             1.3
   Provident Bancshares Corp.                      PBKS               43,757           1,240             0.8
   BB&T Corp.                                       BBT               33,737           1,212             0.7
   Commerce Bancshares Inc.                        CBSH               27,135           1,187             0.7
   First Source Corp.                              SRCE               18,992             363             0.2
                                                                                    -----------------------------
   Total                                                                            $164,519           100.0%
                                                                                    =============================


[CORUS BANKSHARES LOGO]


During the three and nine months ended September 30, 2003, Corus received dividends on the stock portfolio of $1.4 million and $3.9 million, respectively, compared to $1.2 million and $3.6 million during the same periods of 2002. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio:


                                               SEPTEMBER 30, 2003              DECEMBER 31, 2002             SEPTEMBER 30, 2002
(Dollars in thousands)                            AMOUNT      PERCENT         AMOUNT       PERCENT        AMOUNT         PERCENT
                                         ----------------------------  ---------------------------  ----------------------------
Commercial real estate:
    Non-construction                            $1,162,101       53%        $  989,146       57%        $  828,010          52%
    Construction                                   821,547       38            531,612       30            532,131          33
    Mezzanine                                       47,590        2             32,092        2             36,240           2
                                         ----------------------------  ---------------------------  ----------------------------
  Total commercial real estate                   2,031,238       93%         1,552,850       89%         1,396,381          87%
  Commercial                                        79,839        4             87,631        5             79,707           5
  Residential real estate and other                 74,634        3            101,488        6            111,909           8
                                         ----------------------------  ---------------------------  ----------------------------
Total loans                                     $2,185,711      100%        $1,741,969      100%        $1,587,997         100%
                                         ============================  ===========================  ============================


Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

THE TABLE ABOVE SHOWS COMMERCIAL REAL ESTATE LOANS OF $2.0 BILLION, AN INCREASE OF $635 MILLION OR 45% COMPARED TO SEPTEMBER 30, 2002. This table, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio, as shown on the next page totals $3.3 billion.

[CORUS BANKSHARES LOGO]

The table below shows a reconciliation of commercial real estate loans outstanding to the total including commitments.



COMMERCIAL REAL ESTATE LOANS OUTSTANDING INCLUDING COMMITMENTS
--------------------------------------------------------------------------------------------------------------------------------
                                               SEPTEMBER 30, 2003              DECEMBER 31, 2002             SEPTEMBER 30, 2002
(Dollars in thousands)                            AMOUNT      PERCENT         AMOUNT       PERCENT        AMOUNT         PERCENT
                                         ----------------------------  ---------------------------  ----------------------------

Funded loans, net                               $2,031,238       61%        $1,552,850       56%        $1,396,381          58%
Commitments:
  Loans                                          1,072,131       32          1,050,808       38            933,074          38
  Commitment letters                               189,375        6            152,164        5             72,725           3
  Letters of credit                                 20,682        1             20,682        1             20,493           1
                                        ----------------------------  ---------------------------  ----------------------------
Total                                           $3,313,426      100%        $2,776,504      100%        $2,422,673         100%
                                        ============================  ===========================  ============================


Corus' commitments are primarily comprised of unfunded commitments under commercial real estate construction loans. As highlighted in the table on the following page, the majority of the commitments relate to condominiums, rental apartments, and office building loans.

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

[CORUS BANKSHARES LOGO]

The following tables break out commercial real estate loans by property type and location:


COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE
-----------------------------------------------------------------------------------------------------------------
   (Dollars in millions)                                          AS OF SEPTEMBER 30, 2003
                                        -------------------------------------------------------------------------
                                           # OF           LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                                     --------------------------        --------------------------
                                          LOANS        AMOUNT            %               AMOUNT            %
                                        --------     --------------------------        --------------------------
Condo/loft conversion                       44        $  652             32%             $1,324            40%
Hotel                                       39           553             27                 662            20
Office                                      24           354             18                 596            18
Rental apartments                           15           271             13                 473            14
Warehouse / Light industrial                12            64              3                 117             4
Nursing homes                                9            69              3                  69             2
Vacant land                                  5            36              2                  37             1
Retail                                       4             8              -                   8             -
Other                                        1             2              -                   2             -
Loans less than $1 million                 209            49              3                  52             2
Deferred fees/other discounts              N/A           (27)            (1)                (27)           (1)
                                        --------     -------------------------         --------------------------
   Total                                   362        $2,031            100%             $3,313           100%
                                        ========     =========================         ==========================


COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA
-----------------------------------------------------------------------------------------------------------------
   (Dollars in millions)                                          AS OF SEPTEMBER 30, 2003
                                       --------------------------------------------------------------------------
                                           # OF           LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                                    ---------------------------       ---------------------------
                                           LOANS       AMOUNT            %               AMOUNT            %
                                       ----------   ---------------------------       ---------------------------
California:
   Los Angeles                              23        $  317             16%             $  508            15%
   San Francisco                             7            85              4                 218             7
   San Diego                                 7            84              4                 112             3
   Sacramento                                2            52              2                  76             2
                                       ----------   ---------    -----------          ----------    -------------
California Total                            39           538             26                 914            27

Washington, D.C.(2)                         18           283             14                 547            17

Chicago                                     40           262             13                 419            13
Chicago-Loans less than $1 million         200            45              2                  47             1

New York City                               14           261             13                 431            13

Miami                                        6           199             10                 272             8

Texas:
   Houston                                   9           166              8                 190             6
   Dallas                                    3            32              2                  59             2
   San Antonio                               1             6              -                   6             -
                                       ----------   ---------    -----------          ----------    -------------
Texas Total                                 13           204             10                 255             8

Other (3)                                   32           266             13                 455            14
Deferred fees/other discounts              N/A           (27)            (1)                (27)           (1)
                                       ----------   --------------------------        ---------------------------
   Total                                   362        $2,031            100%             $3,313           100%
                                       ==========   ==========================        ===========================


(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

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[CORUS BANKSHARES LOGO]


The following table breaks out commercial real estate loans by size:


COMMERCIAL REAL ESTATE LOANS - BY TOTAL COMMITMENT
-----------------------------------------------------------------------------------------------------------------
   (Dollars in millions)                                          AS OF SEPTEMBER 30, 2003
                                        -------------------------------------------------------------------------
                                           # OF         LOANS OUTSTANDING                  TOTAL COMMITMENT(1)
                                                     ------------------------          --------------------------
                                          LOANS        AMOUNT            %               AMOUNT            %
                                        --------     ------------------------          --------------------------
$60 million and above                       12          $390             19%             $  802            24%
$40 million to $60 million                  16           491             24                 762            23
$20 million to $40 million                  35           561             28                 981            30
$1 million to $20 million                   90           567             28                 743            22
Less than $1 million                       209            49              2                  52             2
Deferred fees/other discounts              N/A           (27)            (1)                (27)           (1)
                                        --------     ------------------------          --------------------------
  Total                                    362        $2,031            100%             $3,313           100%
                                        ========     ========================          ==========================


(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

The following table shows the locations of new loans originated during the first nine months of 2003 and 2002:


COMMERCIAL REAL ESTATE LOAN ORIGINATIONS - BY LOCATION
----------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                     NINE MONTHS ENDED SEPTEMBER 30
                                                2003                                         2002
                               ------------------------------------       --------------------------------------
                                 # OF                                         # OF
                                 LOANS            AMOUNT        %            LOANS            AMOUNT         %
                               --------         -------------------       ---------         --------------------
California                         12            $  280         25%             8            $  308         29%
Washington D.C.(1)                  7               204         18              6               286         27
New York                            5               161         15              4                98          9
Illinois                           15               138         12             21               186         18
Florida(2)                          1                86          8              -                 -          -
Other                              14               240         22             12               184         17
                               --------         -------------------       ---------         --------------------
  Total                            54            $1,109        100%            51            $1,062        100%
                               ========         ===================       =========         ====================


(1) Includes northern Virginia and Maryland loans.
(2) While the loan originated in 2003 has a face amount of $86 million, the maximum allowable outstanding at any given time is $70 million.


The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

[CORUS BANKSHARES LOGO]

Other Lending

Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

[CORUS BANKSHARES LOGO]

ASSET QUALITY

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown by loan category is shown below:

                                                                       SEPTEMBER 30              December 31            September 30
(Dollars in thousands)                                                     2003                     2002                    2002
                                                                       ------------              -----------            ------------
Nonaccrual loans:
  CRE Non-construction                                                    $ 7,133                  $     -                  $     -
  CRE Construction                                                              -                        -                        -
  CRE Mezzanine                                                               741                    4,504                    8,249
  Commercial                                                                    -                        -                        -
  Residential real estate and other                                           129                      304                      304
                                                                       -----------               -----------            ------------
Total nonaccrual                                                            8,003                    4,808                    8,553

Troubled debt restructurings:
  CRE Non-construction                                                          -                        -                        -
  CRE Construction                                                         10,560                        -                        -
  CRE Mezzanine                                                                 -                        -                        -
  Commercial                                                                    -                        -                        -
  Residential real estate and other                                            62                       62                       62
                                                                       -----------               -----------            ------------
Total troubled debt restructurings                                         10,622                       62                       62

Loans 90 days or more past due:
  CRE Non-construction                                                        665                        -                       88
  CRE Construction                                                              -                        -                        -
  CRE Mezzanine                                                                 -                        -                        -
  Commercial                                                                    -                        -                        -
  Residential real estate and other                                         1,008                    1,648                    1,759
                                                                       -----------               -----------            ------------
Total 90 days or more past due                                              1,673                    1,648                    1,847

Total nonperforming loans:
  CRE Non-construction                                                      7,798                        -                       88
  CRE Construction                                                         10,560                        -                        -
  CRE Mezzanine                                                               741                    4,504                    8,249
  Commercial                                                                    -                        -                        -
  Residential real estate and other                                         1,199                    2,014                    2,125
                                                                       -----------               -----------            ------------
Total nonperforming loans                                                  20,298                    6,518                   10,463
  Other real estate owned                                                     282                      800                      916
                                                                       -----------               -----------            ------------
Total nonperforming assets                                                $20,580                  $ 7,318                  $11,379
                                                                       ===========               ===========            ============

Nonperforming loans/Total loans                                              0.93%                    0.37%                    0.66%
Nonperforming assets/Total assets                                            0.62%                    0.28%                    0.44%

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Total nonperforming assets increased compared to December 2002 by $13.3 million to $20.6 million. The increase is primarily due to an increase in Troubled Debt Restructurings ("TDR's"). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender's concession. Typically, the lender's concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower's concession often comes in the form of additional loan paydowns and/or additional collateral.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve (as the borrower's loan rate and, thus, loan payments are reduced), albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

With that said, Corus is required to report the balance of any TDR's under the nonperforming asset category which would seem to imply, in some way, that these loans are not performing. However the two loans -- one is an office loan and the other a residential development loan -- that constitute the $10.6 million construction TDR balance are not only both current in terms of required payments, but also are considered to be well collateralized. Management will continue to monitor these loans closely.

In addition to the increase in TDR's, a $7.1 million loan was placed on nonaccrual in May 2003. Management believes the loan is well secured and no loss is expected.

Potential Problem Loans

In addition to those loans disclosed under the preceding Nonperforming Assets section, management identified, through their problem loan identification system, certain other loans in the portfolio where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans as nonaccrual, past due, or troubled debt restructurings. As of September 30, 2003, the principal amount of these loans was $21.9 million, driven primarily by one hotel loan totaling $17.5 million. This level represents a decrease from the $22.8 million reported at June 30, 2003.

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Allowance for Loan Losses

A reconciliation of the activity in the allowance for loan losses is as follows:

                                                           THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                              SEPTEMBER 30                               SEPTEMBER 30
                                                -------------------------------------    -----------------------------------------
(Dollars in thousands)                                 2003                 2002                   2003                   2002
                                                -------------------------------------    -----------------------------------------
Balance at beginning of period                    $    35,811            $    40,094            $    36,629            $    40,457
  Provision for loan losses                               -                      -                      -                      -
  Charge-offs                                            (558)                (4,026)                (2,842)                (5,483)
  Recoveries                                              892                    672                  2,358                  1,766
                                                -------------------------------------    -----------------------------------------
Balance at September 30                           $    36,145            $    36,740            $    36,145            $    36,740
                                                =====================================    =========================================

Loans at September 30                             $ 2,185,711            $ 1,587,997            $ 2,185,711            $ 1,587,997
                                                =====================================    =========================================
Allowance as a percentage of loans                       1.65%                  2.31%                  1.65%                  2.31%
                                                =====================================    =========================================

Net (Charge-off) / Recovery Detail

                                                           THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                              SEPTEMBER 30                               SEPTEMBER 30
                                                -------------------------------------    -----------------------------------------
(Dollars in thousands)                                  2003               2002                 2003                  2002
                                                -------------------------------------    -----------------------------------------
   Overdraft - Check Cashing                          $   204              $(2,651)              $  (507)              $(2,651)
   Commercial - Check Cashing                               -                 (559)                 (441)                 (554)
   Commercial real estate                                   -                    -                     -                    17
   Residential real estate and other                      130                 (144)                  464                  (529)
                                                -------------------------------------    -----------------------------------------
Total Net (Charge-offs)/Recoveries                    $   334              $(3,354)              $  (484)              $(3,717)
                                                =====================================    =========================================

In the third quarter of 2002 and again in the first quarter of 2003, Corus charged off amounts related to Corus' business of servicing the check cashing industry. These losses, which were Corus' first losses related to this business in nearly twenty years, were associated with a specific incident that is not expected to recur. Excluding the aforementioned charge-offs, the Company had net recoveries year-to-date of $465,000.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

[CORUS BANKSHARES LOGO]


The liquidity to fund loan commitments will first come from a combination of available liquidity and normal paydowns/payoffs of the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit ("BRCD"). A portion of Corus' current loan funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of September 30, 2003, BRCD totaled $552 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.4 billion.

ISSUANCE OF TRUST PREFERRED SECURITIES

In September 2003, Corus formed a wholly owned finance subsidiary of the Company for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. This is the third such issuance for Corus and, as mentioned previously, Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is unfortunately quite complicated, both the essence of these securities, and the basis for Corus' decision to utilize them, is actually quite straightforward. Trust Preferred securities are essentially long-term debt (30-year terms) with some unique features (discussed below).

The trust sold $45.0 million of Trust Preferred securities via a private placement, the proceeds of which were "lent" to the Company and secured by a subordinated debenture (subordinate to all other debt of the Company's but senior to common stock) issued by the Company to the trust. The funds raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital thus increasing the Bank's legal lending limit by $6.75 million. The increased legal lending limit, which will allow Corus to pursue larger loans, drove Corus' decision to pursue this financing strategy.


As cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve allows bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital

[CORUS BANKSHARES LOGO]

(what is known as "Tier 1" capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities: a) have no financial covenants (except in the event that the Company ever opts to defer payments, as described below), b) are not "puttable" back to Corus, and c) include an option for Corus to call them at par beginning on June 2008 and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

The Trust Preferred securities also grant Corus the right to defer interest payments on the subordinated debentures, and distributions on the Trust Preferred securities, for a period not to exceed 20 consecutive quarters without the subordinated debentures or Trust Preferred securities going into default (this provision is subject however to certain restrictions with regard to Corus' ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock). It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not anticipate that it would ever be utilized.

The trust is legally known as the Corus Statutory Trust III ("Trust III"). Trust III issued $45.0 million of Trust Preferred securities at a floating rate of 3-month LIBOR plus 2.95%, resetting quarterly. Corus owns all of the $1.4 million of common securities issued by Trust III. The sole asset of Trust III is a subordinated debenture issued by Corus of $46.4 million, due in September 2033. The subordinated debenture and the Trust Preferred securities pay distributions and dividends, respectively, on a quarterly basis.

Issuance fees totaled $558,000 and are being amortized over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. As of September 30, 2003, the term note had an outstanding balance of $36.0 million and the revolving credit line had no balance outstanding.

[CORUS BANKSHARES LOGO]



Corus has extended the maturity date on both notes to June 25, 2006, and either note may be prepaid without a material penalty. The term note requires quarterly repayments of $1 million beginning September 30, 2001. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

COMMERCIAL REAL ESTATE "RISK" & CAPITAL DISCLOSURE

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating -- the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as "serious." While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

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Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages and the resulting implied CRE loans that could default and losses that could occur.

(Dollars in millions)                                           9/30/2003             12/31/2002            9/30/2002
                                                             ------------------------------------------------------------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                                  $2,031                $1,553               $1,396
Unfunded Commitments                                                    1,282                 1,224                1,027
                                                             ------------------------------------------------------------
   CRE Loans + Unfunded Commitments                                    $3,313                $2,777               $2,423
                                                             ============================================================

POTENTIAL DEFAULTS & LOSSES
CRE Loans + Unfunded Commitments                                       $3,313                $2,777               $2,423
Weighted average Probability of Default (POD) (1)                        14.4%                 14.9%                15.4%
                                                             ------------------------------------------------------------
   Potential CRE Loans that could default                                 477                   414                  374
Weighted average Loss Given Default (LGD) (1)                            16.9%                 17.4%                17.8%
                                                             ------------------------------------------------------------
   Potential losses that could occur                                   $   81                $   72               $   67
                                                             ============================================================

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                                 $  477                $  414               $  374
Potential losses that could occur                                         (81)                  (72)                 (67)
                                                             ------------------------------------------------------------
   Potential remaining CRE NPL balances                                   396                   342                  307
Percentage that could be nonaccrual (2)                                   100%                  100%                 100%
                                                             ------------------------------------------------------------
   Potential nonaccrual CRE NPL balances                               $  396                $  342               $  307
                                                             ============================================================

POTENTIAL "LOST" INTEREST INCOME
Potential losses that could occur                                         $81                $   72                  $67
Potential remaining CRE NPL balances                                      396                   342                  307
                                                             ------------------------------------------------------------
   Total CRE loans no longer accruing interest                            477                   414                  374
Assumed average CRE loan interest rate (3)                                5.9%                  6.3%                 6.2%
                                                             ------------------------------------------------------------
   Potential total "lost" interest income (per annum)                  $  28                 $  26                $   22
                                                             ============================================================


(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.
(2) Not necessarily all nonperforming loans would be nonaccrual, however in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual
(3) The assumed average CRE loan interest rate was the rate at the time of the analysis period, and does not attempt to project future interest rates.

Management believes that the declines in the POD and LGD factors from September 30, 2002 to September 30, 2003 reflect, in aggregate, a safer portfolio.

[CORUS BANKSHARES LOGO]


The above figures are a critical piece of the output from the Bank's internal "risk" identification system, however, the system would be incomplete if these risks did not assist in calculating an appropriate level of risk-adjusted capital for the Bank to maintain, but they do. Broadly speaking, the capital the Bank allocates to CRE loans can be split into three interrelated, but distinct, categories.

The first, and largest component, is that for the Bank to receive the highest regulatory capital rating, known as well-capitalized, $267 million of capital must be kept against our $2.0 billion of CRE loans on the balance sheet and the $1.3 billion of CRE related commitments (comprised of unfunded construction loans and outstanding commitment letters) as of September 30, 2003. The well-capitalized designation is very important in numerous respects; among other things, being below well-capitalized could potentially increase the Bank's FDIC premiums and adversely affect its ability to issue brokered certificates of deposit or pay dividends to the Bank Holding Company.

The second component is driven off of the POD and LGD factors. As shown above, total potential charge-offs under a serious recession, based on September 30, 2003 balances, are calculated at $81 million. Assuming certain IRS guidelines are followed, charge-offs are fully tax-deductible. Therefore, the potential $81 million of charge-offs would translate into an after-tax decrease in equity of $52 million.

The third, and last, component is a "cushion" over and above the regulatory well-capitalized minimums -- this cushion was approximately $52 million (only coincidentally equal to the second component) as of September 30, 2003.

These three components of capital allocated to CRE loans totaled $371 million as of September 30, 2003. Lastly, the Bank has various non-CRE loans, commitments, and other items that require additional capital of $38 million, thus yielding a grand total capital goal of $409 million. The Bank had actual regulatory capital (Bank equity less goodwill plus a portion of the allowance for loan losses) of $529 million at September 30, 2003, or $120 million in excess of our capital goal.

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
TOTAL CAPITAL CALCULATION - BANK ONLY                           9/30/2003                12/31/2002                9/30/2002
------------------------------------------------------------------------------------------------------------------------------
   (Dollars in millions)
Total Bank Equity                                                   $  499                     $  391                  $  388
- Goodwill and unrealized securities gains                              (6)                        (9)                     (8)
                                                             -----------------------------------------------------------------
  Total Bank Tier 1 Capital                                         $  493                     $  382                  $  380
+ Total Bank Tier 2 Capital                                             36                         32                      29
                                                             -----------------------------------------------------------------
  Total Bank Regulatory Capital                                     $  529                     $  414                  $  409
                                                             =================================================================


Regulatory capital required to achieve
   well-capitalized designation                                     $  267                     $  215                  $  190
POD/LGD component for CRE Loans                                         52                         47                      44
Cushion for CRE Loans                                                   52                         42                      38
                                                             -----------------------------------------------------------------
   Total Capital on CRE Loans                                       $  371                     $  304                  $  272
Non-CRE related capital                                                 38                         37                      44
                                                             -----------------------------------------------------------------
   Total Capital Goal                                               $  409                     $  341                  $ 316
                                                             =================================================================

Actual regulatory capital in excess of goal                         $  120                     $   73                  $  93
                                                             =================================================================
